SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                              SPECTRUM BRANDS, INC.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    84762L105
                                 (CUSIP Number)

                                   May 3, 2007
             (Date of Event Which Requires Filing of this Statement)
     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G

CUSIP No. 84762L105                                                 PAGE 2 OF 8


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(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Prentice Capital Management, LP
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                             0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                             4,007,000 (See Item 4)
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                             0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                             4,007,000 (See Item 4)
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                             4,007,000 (See Item 4)
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                             7.64% (See Item 4)
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                             PN
--------------------------------------------------------------------------------


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Schedule 13G

CUSIP No. 84762L105                                                  PAGE 3 OF 8

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(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael Zimmerman
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                             0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                             4,007,000 (See Item 4)
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                             0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                             4,007,000 (See Item 4)
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                             4,007,000 (See Item 4)
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                             7.64% (See Item 4)
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                             IN
--------------------------------------------------------------------------------


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Schedule 13G

CUSIP No. 84762L105                                                 PAGE 4 OF 8

ITEM 1(a).     NAME OF ISSUER:

               Spectrum Brands Inc., a Wisconsin corporation (the "Company")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Six Concourse Parkway, Suite 3300
               Atlanta, Georgia 30328

ITEM 2(a).     NAME OF PERSON FILING:

               This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

               (i) Prentice Capital Management, LP, a Delaware limited partnership ("Prentice Capital Management"), with respect to the Common Stock, par value $0.01 per share ("Common Stock"), reported in this Schedule 13G held by certain investment funds and managed accounts.

               (ii) Michael  Zimmerman,  who  is  the  Managing  Member  of  (a)
                    Prentice Management GP, LLC, the general partner of Prentice Capital Management, (b) Prentice Capital GP, LLC, the general partner of certain investment funds and (c) Prentice Capital GP II, LLC, the managing member of Prentice Capital GP II, LP, which is the general partner of certain investment funds, with respect to the Common Stock reported in this Schedule 13G held by certain investment funds and managed accounts.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The address of the principal business office of Prentice Capital Management and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022.

ITEM 2(c).     CITIZENSHIP:

          Prentice Capital Management is a Delaware limited partnership. Michael Zimmerman is a United States citizen.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.01 per share

ITEM 2(e).     CUSIP NUMBER:

          84762L105


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Schedule 13G

CUSIP No. 84762L105                                                 PAGE 5 OF 8


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act;

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of
                     the Act;

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940;

          (e)  [ ]   Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940:  see
                     Rule 13d-1(b)(1)(ii)(E);

          (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)  [ ]   Parent Holding Company, in accordance with
                     Rule 13d-1(b)(ii)(G);

          (h)  [ ]   Savings Associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940;

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]


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Schedule 13G

CUSIP No. 84762L105                                                 PAGE 6 OF 8


ITEM 4.   OWNERSHIP.

          Prentice Capital Management serves as investment manager to a number of investment funds (including Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., Prentice Special Opportunities, LP, Prentice Special Opportunities Offshore, Ltd. and Prentice Special Opportunities Master, L.P.) and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over the Common Stock reported in this Schedule 13G. Michael Zimmerman is the Managing Member of (a) Prentice Management GP, LLC the general partner of Prentice Capital Management, (b) Prentice Capital GP, LLC, the general partner of certain investment funds and (c) Prentice Capital GP II, LLC, the managing member of Prentice Capital GP II, LP, which is the general partner of certain investment funds. As such, he may be deemed to control Prentice Capital Management and the investment funds and therefore may be deemed to be the beneficial owner of the securities reported in this Schedule 13G. Each of Michael Zimmerman and Prentice Capital Management disclaims beneficial ownership of all of the Common Stock reported in this Schedule 13G.

          The percentages used herein are calculated based on the 52,459,976 shares of Common Stock outstanding, as reported in the Company's Definitive Proxy Statement, filed on April 13, 2007.

     A.   Prentice Capital Management

          (a)  Amount beneficially owned: 4,007,000

          (b)  Percent of class: 7.64%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 4,007,000

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    4,007,000

     B.   Michael Zimmerman

          (a)  Amount beneficially owned: 4,007,000

          (b)  Percent of class: 7.64%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 4,007,000


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Schedule 13G

CUSIP No. 84762L105                                                  PAGE 7 OF 8


               (iii) sole power to dispose or to direct the disposition: 0

               (iv)  shared power to dispose or to direct the disposition:
                     4,007,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION. (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


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Schedule 13G

CUSIP No. 84762L105                                                 PAGE 8 OF 8


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  May 11, 2007                         PRENTICE CAPITAL MANAGEMENT, LP

                                             /s/ Michael Weiss
                                             -----------------------------------
                                             Name:  Michael Weiss
                                             Title: Chief Financial Officer


                                             MICHAEL ZIMMERMAN

                                             /s/ Michael Zimmerman
                                             -----------------------------------
                                             Michael Zimmerman


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                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  May 11, 2007                         PRENTICE CAPITAL MANAGEMENT, LP

                                             /s/ Michael Weiss
                                             -----------------------------------
                                             Name:  Michael Weiss
                                             Title: Chief Financial Officer


                                             MICHAEL ZIMMERMAN

                                             /s/ Michael Zimmerman
                                             -----------------------------------
                                             Michael Zimmerman